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                                                                    Exhibit 99.3


[SPSS LOGO]



FOR IMMEDIATE RELEASE:
Aug 11, 2004
Contact:            Edward Hamburg              Joe Pittman
                    SPSS Inc.                   Ashton Partners
                    Executive VP/CFO            Investor Relations
                    312.651.3000                312.553.6747
                                                E-mail: SPSS@ASHTONPARTNERS.COM


                SPSS CFO HAMBURG TO RETIRE, PANZA NAMED SUCCESSOR

CHICAGO, Ill. (USA), August 11, 2004 -- SPSS Inc. (NASDAQ: SPSS), a global provider of predictive analytics technology and services, today announced the retirement of Edward Hamburg, long-time company executive and its chief financial officer since 1993. He will be replaced on August 16, 2004, by Raymond Panza, a senior financial executive with over thirty years of financial management experience.

"Simply put, a different skill set is required to help take this company to the next level," said Hamburg, who will remain a full-time member of the SPSS executive committee through the end of 2004 and then maintain his 16-b affiliate status for at least another twelve months. "The next generation of challenges and opportunities for SPSS will best be met by a CFO with clear strengths in process management and more extensive experience in leading complex financial operations. Ray possesses these attributes and is the right fit for the company."

"Ed is both a colleague and friend," said Jack Noonan, SPSS president and chief executive officer. "He has been a consistent source of leadership, guidance and strength as we built SPSS from a $25 million provider of statistical products into a $200 million enterprise software company."

Noonan continued, "We are most fortunate, however, to have an extremely qualified executive in Ray Panza to fill this role. SPSS will benefit substantially from his broad financial experience and history of performance at major public companies."

Panza was most recently Vice President, Finance at Thomson (NYSE: TMS), where he was responsible for mergers and acquisitions, financing activities and financial reporting. He played a leadership role in the company's acquisition of Technicolor and its launch of several successful new businesses. Panza also served as project manager for Thomson's joint venture in China, resulting in creating the world's largest television manufacturing and distribution capability. He previously held senior financial roles at Ameritech (NYSE: SBC), DQE (NYSE: DQE), Squibb (NYSE: BMY), RKO General and Gulf Oil Corporation. Panza is a certified public accountant with graduate and undergraduate degrees from The Pennsylvania State University.

"I am looking forward to working with Jack and the SPSS leadership team as we build on the company's established advantage in the predictive analytics market," said Panza. "I appreciate the opportunity to use my experience and talents in helping SPSS realize its potential and create increasing value for all stakeholders."



                                     -more-

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SPSS CFO HAMBURG RETIRES, PANZA NAMED SUCCESSOR                                2
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Noonan concluded, "This transition process began in December 2003. We had reached the point where our accounting processes were much improved, the balance sheet strengthened and the finance organization stronger than at any time in the company's history. With this foundation in place, a nationwide search began in February 2004. The search continued through our recent accounting review and restatement, which Ed and his team admirably brought to completion. Ray is now joining an organization with a clean bill of health that is well positioned to take the next steps towards its strategic and operational goals."

ABOUT SPSS INC.
SPSS Inc. (NASDAQ: SPSS) is a global provider of predictive analytics technology and services. The company's predictive analytics technology connects data to effective action by drawing reliable conclusions about current conditions and future events. More than 250,000 commercial, academic and public sector customers rely on SPSS technology to help increase revenue, reduce costs, improve processes and detect and prevent fraud. Founded in 1968, SPSS is headquartered in Chicago, Illinois (USA). For additional information, please visit www.spss.com.